Exhibit 99.1

FOR MORE INFORMATION CONTACT:
ANCHOR BANCORP
JERALD L. SHAW
PRESIDENT AND CHIEF EXECUTIVE OFFICER
(360) 491-2250

** For Immediate Release**

ANCHOR BANCORP FILES ITS DECEMBER 31, 2010 FORM 10-Q

LACEY, Wash – February 11, 2011– Nasdaq GS: ANCB – Anchor Bancorp (“Company”), the holding company for Anchor Bank today announced the results for its quarter ended December 31, 2010.   Anchor Bank completed its conversion from a mutual to a stock savings bank on January 26, 2011. In connection with the conversion Anchor Bancorp issued 2,550,000 shares of common stock which raised $25.5 million of new capital.  The Company today filed its Form 10-Q for the quarterly period ended December 31, 2010.

As reported in the Form 10-Q filing, at December 31, 2010, the Company’s total assets were $495.3 million, a decrease of $49.5 million from June 30, 2010, the date of the financial statements presented in the prospectus for the conversion offering.  Loans decreased $33.6 million during the same period to $355.8 million at December 31, 2010 as the Company continued its deleveraging strategy to fulfill regulatory capital requirements.  At December 31, 2010, total equity was $43.4 million.

For the quarter ended December 31, 2010, the Company reported a net loss before benefit for income tax of ($126 thousand) compared to a net loss before income tax of ($1.7 million) for the same period the prior year.  Additional financial information is contained in the Form 10-Q.

President and Chief Executive Officer Jerald L. Shaw stated, “We viewed the results for the quarter ended December 31, 2010 as continuing our recovery trends. While we had not yet completed our stock offering at December 31, 2010, we continued to make efforts to control costs and focus on improving asset quality.  We look forward to providing shareholders quarterly earnings releases now that we are a public company.”

This press release contains certain forward-looking statements.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond our control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Our filings with the Securities and Exchange Commission, describe some of these factors, including risk elements related to increased regulatory scrutiny and certain business limitations in connection with the Order to Cease and Desist, the level of nonperforming assets, certain risk elements in the loan portfolio, the allowance for losses on loans, interest rate risk, earnings and profitability risks, and liquidity risks. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.